Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES STRONG SECOND QUARTER RESULTS

Highlights:

•	Second quarter earnings $0.27 per fully diluted share, up 35% from the second quarter of fiscal 2011

•	Second quarter revenues $201.0 million, up 14.7% from the second quarter of fiscal 2011

•	December 31, 2011 backlog increased to $433.6 million on $207.9 million of project awards during the second quarter

TULSA, OK – February 8, 2012 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the three and six months ended December 31, 2011.

Second Quarter of Fiscal 2012 Results

Revenues for the second quarter ended December 31, 2011 were $201.0 million, an increase of $25.7 million, or 14.7%, from $175.3 million in the same period a year earlier. Net income for the second quarter of fiscal 2012 was $7.0 million, or $0.27 per fully diluted share. In the comparable period a year earlier, net income was $5.3 million, or $0.20 per fully diluted share.

Consolidated gross profit was $23.1 million in the second quarter of fiscal 2012 compared to $19.8 million in the same period a year earlier. The increase of $3.3 million was due to higher revenues in the second quarter of fiscal 2012 when compared to the same period a year earlier and slightly higher gross margins, which increased to 11.5% in the second quarter of fiscal 2012 compared to 11.3% in the same period a year earlier. Selling, general and administrative expenses were $11.9 million, or 5.9% of revenue, in the second quarter of fiscal 2012 compared to $11.1 million, or 6.4% of revenue, in the second quarter of fiscal 2011.

John R. Hewitt, President and CEO of Matrix Service Company, said “We are pleased with our second quarter results and feel very good about our year. We are seeing strength return to the majority of our markets with increased opportunities in all business lines.”

Six Month Fiscal 2012 Results

Revenues for the six months ended December 31, 2011 were $370.3 million, an increase of $43.2 million, or 13.2%, from $327.1 million in the same period a year earlier. Net income for the six months ended December 31, 2011 was $10.5 million, or $0.40 per fully diluted share. In the comparable period a year earlier, net income was $8.4 million, or $0.32 per fully diluted share.

Consolidated gross profit was $41.2 million in the six months ended December 31, 2011 compared to $35.5 million in the same period a year earlier. The increase of $5.7 million was due to higher revenues in the six months ended December 31, 2011 when compared to the same period a year earlier and slightly higher gross margins which increased to 11.1% in the first half of fiscal 2012 compared to 10.8% the same period a year earlier. Selling, general and administrative expenses were $23.4 million, or 6.3% of revenue, in the six months ended December 31, 2011 compared to $21.7 million, or 6.6% of revenue, in the same period a year earlier.

Backlog

Consolidated backlog increased $28.5 million, or 7.0%, to $433.6 million as of December 31, 2011 compared to $405.1 million as of June 30, 2011. The Company continues to see strong bid flow and booked approximately $400 million of new work in the six months ended December 31, 2011. Backlog has increased in four consecutive quarters and is at its highest level since the third quarter of fiscal 2009.

Financial Position

At December 31, 2011, Matrix Service’s cash balance was $37.4 million with no borrowings outstanding on its senior credit facility.

Share Buyback

The Company purchased approximately 370,000 shares of Matrix Service common stock in the three months ended December 31, 2011 for $3.3 million under the Company’s stock buyback plan. Through the first six months of fiscal 2012, the Company has purchased approximately 887,000 shares for a total of $8.1 million. The Company has the authority to purchase an additional 2.1 million shares under the stock buyback plan through the end of calendar 2012. The share buyback was financed with cash on hand.

Earnings Guidance

The Company is increasing its revenue guidance for fiscal 2012 to between $725.0 million and $775.0 million from the previously announced range of $675.0 million to $725.0 million and is increasing the lower end of its earnings guidance from the previously announced $0.80 per fully diluted share to $0.85 per fully diluted share. The upper end of the Company’s fiscal 2012 earnings guidance is unchanged at $0.95 per fully diluted share.

Conference Call Details

In conjunction with the press release, Matrix Service will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) on February 9, 2012 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at www.matrixservice.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.

About Matrix Service Company

Matrix Service Company provides engineering, construction and repair and maintenance services principally to the petroleum, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located throughout the United States and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company's operations, economic performance and management's best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company's reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Kevin Cavanah

Vice President and CFO

T: 918-838-8822

E: kcavanah@matrixservice.com

Matrix Service Company Condensed Consolidated Statements of Income (In thousands, except per share data) (unaudited)
	Three Months Ended		Six Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Revenues	$200,964	$175,252	$370,285	$327,090
Cost of revenues	177,866	155,484	329,094	291,620

Gross profit	23,098	19,768	41,191	35,470
Selling, general and administrative expenses	11,898	11,136	23,381	21,725

Operating income	11,200	8,632	17,810	13,745

Other income (expense):
Interest expense	(166)	(197)	(443)	(367)
Interest income	3	9	6	22
Other	301	83	(375)	110

Income before income tax expense	11,338	8,527	16,998	13,510
Provision for federal, state and foreign income taxes	4,307	3,240	6,458	5,134

Net income	$7,031	$5,287	$10,540	$8,376

Basic earnings per common share	$0.27	$0.20	$0.40	$0.32

Diluted earnings per common share	$0.27	$0.20	$0.40	$0.32

Weighted average common shares outstanding:
Basic	25,819	26,400	26,110	26,372
Diluted	26,111	26,628	26,420	26,584

Matrix Service Company

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2011	June 30, 2011
Assets

Current assets:
Cash and cash equivalents	$37,442	$59,357
Accounts receivable, less allowances (December 31, 2011—$1,457 and June 30, 2011—$1,428)	115,695	103,483
Costs and estimated earnings in excess of billings on uncompleted contracts	56,530	40,056
Inventories	2,581	2,249
Deferred income taxes	5,672	5,607
Other current assets	3,363	4,798

Total current assets	221,283	215,550

Property, plant and equipment at cost:
Land and buildings	28,355	28,287
Construction equipment	58,133	55,272
Transportation equipment	24,488	21,690
Office equipment and software	15,915	15,442
Construction in progress	1,342	2,465

	128,233	123,156
Accumulated depreciation	(74,138)	(69,845)

	54,095	53,311

Goodwill	28,905	29,058
Other intangible assets	6,727	6,953
Other assets	4,588	1,564

Total assets	$315,598	$306,436

Matrix Service Company

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	December 31, 2011	June 30, 2011
Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$48,814	$36,377
Billings on uncompleted contracts in excess of costs and estimated earnings	31,816	35,485
Accrued insurance	7,254	7,514
Accrued wages and benefits	13,331	18,099
Other accrued expenses	5,089	2,701

Total current liabilities	106,304	100,176

Deferred income taxes	5,877	5,789
Acquisition payable	800	800

Total liabilities	112,981	106,765

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of December 31, 2011, and June 30, 2011	279	279
Additional paid-in capital	114,913	113,686
Retained earnings	110,771	100,231
Accumulated other comprehensive income	715	1,436

	226,678	215,632
Less: Treasury stock, at cost – 2,169,927 shares as of December 31, 2011, and 1,417,539 shares as of June 30, 2011	(24,061)	(15,961)

Total stockholders’ equity	202,617	199,671

Total liabilities and stockholders’ equity	$315,598	$306,436

Results of Operations

(in thousands)

	Construction Services	Repair and Maintenance Services	Other	Total
Three Months Ended December 31, 2011
Gross revenues	$122,532	$82,076	$—	$204,608
Less: Inter-segment revenues	3,634	10	—	3,644

Consolidated revenues	118,898	82,066	—	200,964
Gross profit	13,598	9,500	—	23,098
Operating income	6,086	5,114	—	11,200
Segment assets	163,654	104,170	47,774	315,598
Capital expenditures	1,543	1,100	1,128	3,771
Depreciation and amortization expense	1,736	1,176	—	2,912

Three Months Ended December 31, 2010
Gross revenues	$107,886	$69,855	$—	$177,741
Less: Inter-segment revenues	2,282	207	—	2,489

Consolidated revenues	105,604	69,648	—	175,252
Gross profit	12,815	6,953	—	19,768
Operating income	6,144	2,488	—	8,632
Segment assets	141,477	101,964	47,504	290,945
Capital expenditures	1,286	93	891	2,270
Depreciation and amortization expense	1,516	1,209	—	2,725

Six Months Ended December 31, 2011
Gross revenues	$225,397	$152,098	$—	$377,495
Less: Inter-segment revenues	6,902	308	—	7,210

Consolidated revenues	218,495	151,790	—	370,285
Gross profit	24,469	16,722	—	41,191
Operating income	9,996	7,814	—	17,810
Segment assets	163,654	104,170	47,774	315,598
Capital expenditures	3,329	1,791	1,639	6,759
Depreciation and amortization expense	3,407	2,331	—	5,738

Six Months Ended December 31, 2010
Gross revenues	$207,506	$124,286	$—	$331,792
Less: Inter-segment revenues	4,388	314	—	4,702

Consolidated revenues	203,118	123,972	—	327,090
Gross profit	24,159	11,311	—	35,470
Operating income	10,923	2,822	—	13,745
Segment assets	141,477	101,964	47,504	290,945
Capital expenditures	2,158	331	2,040	4,529
Depreciation and amortization expense	3,065	2,458	—	5,523

Segment revenue from external customers by market is as follows:
	Construction Services	Repair and Maintenance Services	Total
	(In thousands)
Three Months Ended December 31, 2011
Aboveground Storage Tanks	$55,090	$28,435	$83,525
Downstream Petroleum	33,317	31,267	64,584
Electrical and Instrumentation	24,836	22,364	47,200
Specialty	5,655	—	5,655

Total	$118,898	$82,066	$200,964

Three Months Ended December 31, 2010
Aboveground Storage Tanks	$49,545	$21,868	$71,413
Downstream Petroleum	22,648	28,386	51,034
Electrical and Instrumentation	27,385	19,394	46,779
Specialty	6,026	—	6,026

Total	$105,604	$69,648	$175,252

Six Months Ended December 31, 2011
Aboveground Storage Tanks	$113,744	$53,034	$166,778
Downstream Petroleum	52,938	63,155	116,093
Electrical and Instrumentation	39,875	35,601	75,476
Specialty	11,938	—	11,938

Total	$218,495	$151,790	$370,285

Six Months Ended December 31, 2010
Aboveground Storage Tanks	$90,325	$43,100	$133,425
Downstream Petroleum	43,575	50,792	94,367
Electrical and Instrumentation	57,307	30,080	87,387
Specialty	11,911	—	11,911

Total	$203,118	$123,972	$327,090

Backlog

We define backlog as the total dollar amount of revenues that we expect to recognize as a result of performing work that has been awarded to us through a signed contract that we consider firm. The following contract types are considered firm:

•	fixed-price arrangements;
•	minimum customer commitments on cost plus arrangements; and
•	certain time and material contracts in which the estimated contract value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.

For long-term maintenance contracts we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less the revenue recognized as of the reporting date.

Three Months Ended December 31, 2011

The following table provides a summary of changes in our backlog for the three months ended December 31, 2011:

	Construction Services	Repair and Maintenance Services	Total
	(In thousands)
Backlog as of September 30, 2011	$251,132	$175,468	$426,600
Net awards	132,328	75,616	207,944
Revenue recognized	(118,898)	(82,066)	(200,964)

Backlog as of December 31, 2011	$264,562	$169,018	$433,580

Six Months Ended December 31, 2011

The following table provides a summary of changes in our backlog for the six months ended December 31, 2011:

	Construction Services	Repair and Maintenance Services	Total
	(In thousands)
Backlog as of June 30, 2011	$225,733	$179,385	$405,118
Net awards	257,324	141,423	398,747
Revenue recognized	(218,495)	(151,790)	(370,285)

Backlog as of December 31, 2011	$264,562	$169,018	$433,580